Exhibit 16.1

September 23, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of NorthWest Indiana Bancorp’s Form 8-K dated September 23, 2020, which we understand will be filed with the Securities and Exchange Commission and we agree with the statements concerning our Firm contained therein.

Sincerely,

Plante & Moran, PLLC